Exhibit 10.2

THIS REVISED AGREEMENT made the November 30, 2005 by and among Golden Health Holdings, Inc., a Nevada corporation (hereinafter the “Party A”), Joy Power International Holdings Limited, a Hong Kong corporation and 100% owned by Golden Health Holdings, Inc. (hereinafter the “Party B”), Dalian Fengming International Recreation Town Co., Limited, a company established in the People’s Republic of China (hereinafter the “Party C”) and Ms. Hoi-ho Kiu, the CEO of Party A (hereinafter the “Confirmor”).

WHEREAS the Parties A, B and C have entered into a Sale and Purchase Agreement dated November 17, 2005 (the “Agreement”).

NOW, THEREFORE, the Parties agree to revise the Agreement as follows:

1.                                       Party C shall sell its 100% beneficial interests in the Recreation Town to the Confirmor, for RMB 38 million (the “Selling Price”) to be payable by the Confirmor in six months from the date of the Agreement to Party C.

2.                                      In return, the Confirmor shall sell the 100% beneficial interests in the Recreation Town to Party B in exchange for 32,000,000 shares of common stock of Golden Health, par value $0.001 per share (the “Golden Health Common Stock”).

3.                                      Such Golden Health Common Stock shall be issued to the Confirmor by Party A upon the written confirmation by the Confirmor that Party C has the proper legal title of the Recreation Town.

4.                                      Party B confirms that there is no intention to change the management of the Recreation Town.

5.                                      Party C unconditionally and irrevocably undertakes to Party A and Party B that from the date of the Agreement up to the time when all formal legal procedures in China in connection with transfer of 100% of the beneficial interests in the Recreation Town to Party B are completed and all Chinese governmental approvals, certificates and licenses are granted to Party B, all equity interests and income generated from the 100% beneficial interests in the Recreation Town should be properly accounted for Party B by Party C.  Party C shall no longer entitle to any such equity interests and income.

6.                                      This Revised Agreement shall be governed and construed in accordance with the Laws of Nevada and the parties hereby submit the non-exclusive jurisdiction of the Courts of Nevada.

IN WITNESS WHEREOF, this Revised Agreement has been executed as of the day and year first above written.

By: /s/ Hoi-ho Kiu
Ms. Hoi-ho Kiu
CEO, for and on behalf of
Golden Health Holdings, Inc.

By: /s/ Hoi-ho Kiu
Ms. Hoi-ho Kiu
Secretary, for and on behalf of
Joy Power International Holdings Limited

By: /s/ Tian-Lu Chen
Mr. Tian-Lu Chen
Authorized Representative, for and on behalf of
Dalian Fengming International Recreation Town Co., Limited

By: /s/ Hoi-ho Kiu
Ms. Hoi-ho Kiu